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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Blue Pumpkin Software, Inc.:

        We consent to the incorporation by reference in the Registration Statements (No. 333-113604, No. 333-122411, No. 333-107236, No. 333-67416, and No. 333-33250) on Forms S-3 and S-8 of Witness Systems, Inc. of our report dated April 8, 2005, with respect to the consolidated balance sheet of Blue Pumpkin Software, Inc. and subsidiaries as of May 31, 2003, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended May 31, 2003, the five month period ended May 31, 2002, and the year ended December 31, 2001, which report appears in the Form 8-K/A of Witness Systems, Inc. dated April 12, 2005. Our report refers to a change in the Company's accounting for goodwill in 2002.

/s/ KPMG LLP
KPMG LLP Atlanta, Georgia April 12, 2005

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  Exhibit 23.1
Independent Auditors' Consent